Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-04

*PRICING DETAILS* 1.01bn Mercedes-Benz MBALT 2020-B Prime Auto Lease ABS

Joint Lead Managers: Mizuho (struc), Credit Ag, Wells Fargo
Co-Managers: Barclays, BofA

Anticipated Capital Structure:

CLS	SIZE($mm)	WAL	S/F	PWIN	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX

A1	157.000	0.23	A-1+/F1+	1-6	3/21	10/21	IntL	-5	0.18416	0.18416	100.00000
A2	420.000	0.93	AAA/AAA	6-17	2/22	2/23	EDSF	+8	0.320	0.31	99.99089
A3	345.000	1.91	AAA/AAA	17-28	1/23	11/23	EDSF	+18	0.403	0.40	99.99493
A4	88.120	2.42	AAA/AAA	28-30	3/23	6/26	IntS	+28	0.506	0.50	99.98687

Transaction Details:
*	Ticker: MBALT 2020-B
*	Offered Size: $1.01bln (No Grow)
*	Registration: SEC Registered
*	Pricing Speed: 100% PPC
*	Expected Ratings: S&P, Fitch
*	ERISA Eligible: Yes
*	EU RR Eligible: No
*	Min Denoms: $1k x $1k
*	Expected Settlement: 9/23/20
*	First Payment Date: 10/15/20
*	Pricing: Priced
*	Bill and Deliver: Mizuho

Available Information:

*	Preliminary Prospectus (Attached)
*	Roadshow: www.netroadshow.com
Passcode: MBALT2020B
*	Intex CDI File (Attached)
Intex Dealname: mzmbalt20b
Password: 4A99

CUSIPS:

A1 58769EAA6
A2 58769EAB4
A3 58769EAC2
A4 58769EAD0

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403